EXHIBIT 5.1

May 9, 2005

Pope & Talbot, Inc.

1500 S.W. First Avenue, Suite 200

Portland, OR 97201

Re:	Pope & Talbot, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Pope & Talbot, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering shares of the Company’s common stock (the “Shares”) and the rights to purchase the Company’s Series A Junior Participating Preferred Stock appurtenant thereto (the “Rights”), to be issued pursuant to the Company’s Stock Incentive Plan (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	The Shares have been duly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

3.	The Rights have been duly authorized and, when issued in accordance with the terms of the Rights Agreement dated as of April 3, 1998 between the Company and Chase Mellon Shareholder Services, L.L.C. (the “Rights Plan”), will be legally issued, fully paid, and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, the shares of the Company’s common stock issuable under the Plan, the Rights Plan or the rights to purchase the Company’s Series A Junior Participating Preferred Stock under the Rights Plan.

Very truly yours,

STOEL RIVES LLP